Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY PROVIDES RESPONSES TO FREQUENTLY ASKED QUESTIONS ABOUT MERGER VOTE

SAN DIEGO, FEBRUARY 19, 2010 – La Jolla Pharmaceutical Company (NASDAQ: LJPC) today provided responses to frequently asked questions regarding the Company’s upcoming special meeting of stockholders on February 26, 2010 at 3:00 p.m. Pacific Time to vote on its proposed merger with Adamis Pharmaceuticals Corporation (OTCBB: ADMP).

Which Proposals Need to Pass In Order for the Merger to be Approved?

Under the merger agreement with Adamis, ALL of the following proposals MUST PASS for the merger to close:

Proposal 1 (Issuance of Common Stock to Adamis Stockholders),

Proposal 2 (Reverse Stock Split) AND

Proposal 3 (Name Change to Adamis Pharmaceuticals Corporation)

What Happens to La Jolla if the Merger is Not Completed?

If the merger with Adamis cannot be completed, La Jolla will only have limited cash resources, and the La Jolla board of directors may elect to, among other things, close the business, in which case we currently expect to return up to $0.02 — $0.03 per share to stockholders, which could be through a stockholder-approved process or, in light of the prior difficulties in soliciting stockholder votes, through a non-stockholder approved process.

Why Should I Support a Reverse Stock Split?

Unlike La Jolla, Adamis has products both on the market and in development and novel early stage technology. While the reverse stock split will leave La Jolla stockholders owning fewer shares after the merger, over time the value of La Jolla shares after the merger and the reverse stock split is believed to have the potential to be greater than the value of current La Jolla shares. Without the merger, La Jolla has no viable operating future. La Jolla’s only meaningful asset is its cash which, as of this date, is about $2.7 million, and has only three accounting/administrative employees.

What Happens if Proposal 2 Does Not Pass but Proposal 1 Does?

If Proposal 2 does not pass, even if Proposal 1 does, the merger cannot be completed. The reverse split under proposal 2 is a necessary part of the merger.

How Many Votes Are Required to Pass Proposal 2?

In order for Proposal 2 to pass, holders of more than 50% of La Jolla’s 65 million shares outstanding must vote in favor.

Will La Jolla Pharmaceutical Company Continue to Exist as a Subsidiary if the Merger is Approved?

No. Under the merger agreement, La Jolla and Adamis will merge, with the merged company operating under the name Adamis Pharmaceuticals Corporation. There will not be a La Jolla subsidiary or any other remaining entity called La Jolla Pharmaceutical Company.

What is the Status of La Jolla’s NASDAQ Listing?

La Jolla expects that its common stock will be delisted from NASDAQ shortly, regardless of whether the merger closes.  Based on correspondence with NASDAQ in advance of La Jolla’s February 25, 2010 delisting hearing, La Jolla does not expect that it will be able to retain its NASDAQ listing beyond the hearing date.  This means that La Jolla’s common stock will likely be delisted in the first week of March.

If I Recently Purchased La Jolla Stock, Can I Vote?

Only stockholders who held La Jolla stock on January 22, 2010 are eligible to vote.

I Haven’t Received My Proxy Materials Yet; How Can I Vote?

To request proxy materials, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or contact La Jolla Investor Relations by e-mail at gail.sloan@ljpc.com or by telephone at (858) 452-6600.

There is an extremely limited time to vote as all votes must be received before Friday, February 26th. La Jolla’s Board of Directors and Management urge its stockholders to act immediately and vote.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

The joint proxy statement/prospectus in connection with the merger with Adamis was mailed to La Jolla stockholders on or about February 12, 2010. Investors and security holders of both La Jolla and Adamis are urged to read the joint proxy statement/prospectus because it contains important information about La Jolla, Adamis and the proposed transaction. The joint proxy statement/prospectus, and any other documents filed by La Jolla with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov, by contacting La Jolla Investor Relations by e-mail at gail.sloan@ljpc.com or by telephone at (858) 452-6600. La Jolla and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from La Jolla’s stockholders in favor of the proposed transaction. Information about the directors and executive officers of La Jolla and their respective interests in the proposed transaction is available in the joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations or future financial performance, including, but not limited to the following statements: the expected liquidation value of La Jolla if the merger is not completed, the ability to complete the merger with Adamis and the potential future value of La Jolla stock post-merger. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause La Jolla’s actual results to be materially different from these forward-looking statements. Certain of these risks, uncertainties, and other factors are described in greater detail in the joint proxy statement/prospectus, as well as in La Jolla’s filings from time to time with the SEC, which La Jolla strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. La Jolla expressly disclaims any intent to update any forward-looking statements.